Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Jennifer Matuschek
VP/Investor Relations
303-220-0100
jmatuschek@ciber.com

CIBER REPORTS FOURTH QUARTER AND 2008 RESULTS

Fiscal Revenue Up 10%, EPS Up 6%

Cash Flow From Operations $91 Million, Debt Down $36 Million

GREENWOOD VILLAGE, Colorado — February 24, 2009 — Today CIBER, Inc. (NYSE: CBR), reported results consistent with earlier comments for its fourth quarter and calendar year 2008.

Financial Highlights:

•                  Fourth Quarter of 2008

•                  Revenue for 2008’s fourth quarter was $279.6 million, down less than 1% organically (a GAAP decrease of 4%) as compared to 2007’s fourth quarter.  The rapid strength of the U.S. dollar vis-à-vis world currencies caused the 4% non-organic currency exchange decrease quarter-over-quarter, which also contributed to the consolidated constraint in profitability.

•                  EBITDA (schedule appended) was $13.8 million for the current quarter, compared to $18.6 million for 2007’s fourth quarter.  Bad debt expense from customer bankruptcies as a result of the credit conditions represented $3.2 million (two-thirds) of this reduction.

•                  Net income for the current quarter of $6.0 million compares to $7.1 million for 2007’s like quarter.

•                  GAAP EPS of $0.10 per share compares to $0.12 quarter-over-quarter.

•                  4Q08 Net Income and GAAP EPS increased over 4Q07 results prior to the effects of the bankruptcies.

•                  Cash flow from operating activities was a very strong $28.2 million, compared to a negative $0.4 million for the same 2007 period.

•                  Fiscal 2008

•                  Revenue for 2008 was a record $1.192 billion, a 7% organic (10% overall) increase as compared to fiscal 2007.

•                  EBITDA was a solid $76.2 million, a $1.4 million increase to 2007’s results.

•                  Net income of $30.0 million increased $1.0 million from 2007’s results.

•                  GAAP EPS of $0.50 per share was a 6% increase from $0.47 per share for 2007.

•                  Cash flow from operating activities was up a robust $90.9 million, over four times more than 2007, which was $22.7 million.

Management Comments:

“The fourth quarter was a challenging period sequentially and year-over-year.  There were huge negative forces in financial markets and significant decreases in reported international results created by the extraordinary relative strength of the U.S. dollar.  A couple of client bankruptcies and an intra-Europe, non-cash currency translation charge resulted in decreased fourth quarter results by $0.04/share.  More positively, our U.S. SAP Practice has made substantial progress since our third quarter restructure, and all other Divisions contributed positively to our results,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “For the 2008 year as a whole, we are pleased to report several impressive accomplishments:  record revenue, an increase in earnings, an increase in EPS, operating cash flow of $91 million, while simultaneously decreasing diluted shares outstanding 2.5% to 60.4 million and reducing long-term debt by $36 million.  These are noteworthy achievements by a committed employee base under challenging economic conditions.”

Share Issuance

The Company has announced issuing 9.0 million common shares earlier this month to ensure compliance with bank agreements that contains a covenant that tightens 22% in 2009, faster than current difficult economic conditions, including foreign exchange rates, were likely to yield.  Roth Capital Partners led the offering, with an assist to Kauffman Brothers.

2008 Operational Highlights

U.S. Commercial and IT Outsourcing (ITO) Divisions

•                  Revenue of $382.5 million increased organically 6% year-over-year.

•                  Gross margins improved impressively by 300 basis points in the Commercial Division to 31%, the highest since the late 1990’s.

•                  Our ITO Division added to its scale with the Canon Technology Solutions, Inc. acquisition in January 2009.

European Division

•                  Revenue of $417.2 million was a $97.7 million increase (31%, 22% organic).  Foreign exchange rates represented 6% of the growth, however, it is noted such currency rates compared negatively as the year closed and will result in translation headwinds in 2009 results (unless rates return to 2008 average levels).

•                  Two customer bankruptcies, one to liquidation, impacted the fourth quarter results, however, fiscal operating contributions still grew by over 50%.

State & Local Government Division

•                  The highlight of the year was completing the $60 million Pennsylvania Turnpike project on time and on budget, and being awarded the $19 million multi-year support contract.

•                  Collecting $8 million in older City of New Orleans, hurricane Katrina related receivables was helpful to 2008 cash flow, and the remaining receivable balance (approximately $7 million) is making good progress at this time.

Federal Government Division

•                  This Division had an extraordinary level of contract renewals in 2008, and won approximately 90% of them.

•                  The focus for 2009 is business development and building backlog for future years.

•                  The February 2009 STOC II contract vehicle award will hopefully be a bellwether of future progress.

CIBER Enterprise Solutions (CES) Division (U.S. ERP)

•                  Results from our Oracle and Lawson Practices were solid throughout 2008 and are encouraging for 2009.  Recent Oracle implementation wins with Montgomery County, MD and King County, WA are meaningful for 2009, as is a new healthcare contract in the Lawson Practice.

•                  The U.S. SAP Practice improved materially in the fourth quarter yet has plenty of room to further improve.  It continues to focus on building its backlog as 2009 begins with its streamlined and energized leadership team.

Eastern Asia-Pacific Operations

•                  Australia and New Zealand grew nicely in 2008 and continue to perform well.

Acquisitions

On January 7, 2009, we were pleased to close the Iteamic Private Limited acquisition in Bangalore, India.  Tony Hadzi, Senior Vice President/Co-President of CIBER’s Commercial Division commented, “The Iteamic team is first and foremost all about quality delivery of offshore projects.  We are very excited Raghurama Kote and his team have joined us to grow this critical aspect of our business model.”

Balance Sheet Highlights (December 31, 2008)

•                  Cash balances were $48.9 million and working capital was $168.0 million.

•                  Long-term debt was $165.7 million, a healthy reduction of $36.1 million, or 18%, for the year.  All of the Company’s convertible debentures were retired in December 2008.

Pipeline and Wins Data

The pipeline in the U.S. was $2.8 billion at year-end.  Fourth quarter wins of approximately $250 million brings year-to-date wins to approximately $1.18 billion, a book-to-bill ratio of 1:1.

Foreign Exchange and Outlook

Foreign exchange rates, primarily for the Euro and the British Pound, exited 2008 at approximately 10% less on average than where 2008 began, and have further weakened against the U.S. dollar since.  Such rates, and those of other countries that we operate in, if they do not return to 2008 average levels, will result in negative “non-organic” comparisons in 2009.  Earnings would be likewise compressed at a proportionate rate.  (Please see the appended table below for a further breakdown of the 2008 revenue growth components.)  We have assumed that currencies will remain at today’s levels for establishing our outlook that follows.  Further, although global economic issues add uncertainty which will be impactful to results, management believes providing an outlook based on present conditions is preferred to not doing so.

First Quarter 2009

At current foreign exchange rates and including the dilutive effects of the recent share issuance, the Company currently believes revenue will be in the range of $260-270 million and that GAAP EPS will be $0.07-0.09 per share.

Calendar 2009

Again, using current foreign exchange rates and including the recent share issuance, the Company in initiating its outlook for 2009 at revenue of $1.130-1.150 billion and GAAP EPS at $0.42-0.48 per share.

Conference Call and Webcast

A webcast to discuss the Company’s financial results and outlook will be held at 11:00 a.m. ET on Tuesday, February 24, 2009 and may be heard live by visiting the Investor Relations portion of the Company website at www.ciber.com/cbr/.  To participate in the call, dial 800-257-7087 within the United States, and 303-262-2060 internationally, using the conference ID number 11126801.  A replay of the conference call will be available for 30 days by dialing 800-405-2236 within the United States, and 303-590-3000 internationally, using the ID number 11126801.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy and outsourcing company with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue approximately $1.2 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2009.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except per share data	2007	2008	2007	2008
Consulting services	$274,446	$265,749	$1,024,172	$1,133,233
Other revenue	16,064	13,809	57,803	58,334
Total revenue	290,510	279,558	1,081,975	1,191,567

Cost of consulting services	205,203	196,995	755,115	829,806
Cost of other revenue	9,542	8,431	34,401	37,281
Selling, general and administrative expenses	60,902	64,268	232,119	264,268
Amortization of intangible assets	1,564	1,451	5,820	6,274
Operating income	13,299	8,413	54,520	53,938
Other expense, net	2,689	1,912	8,946	9,854
Income before income taxes	10,610	6,501	45,574	44,084
Income tax expense	3,463	527	16,548	14,128
Net income	$7,147	$5,974	$29,026	$29,956

Earnings per share – diluted	$0.12	$0.10	$0.47	$0.50

Weighted average shares – diluted	61,534	60,100	61,924	60,389

For the three months ended December 31, 2007 and 2008, respectively, earnings per share – basic were $0.12 and $0.10 and weighted average shares – basic were 60,980 and 60,073.

For the years 2007 and 2008, respectively, earnings per share – basic were $0.47 and $0.50 and weighted average shares – basic were 61,207 and 60,092.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2007	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$31,717	$48,849
Accounts receivable, net	269,070	235,066
Prepaid expenses and other current assets	24,032	20,633
Deferred income taxes	9,384	4,883
Total current assets	334,203	309,431

Property and equipment, net	27,297	27,372
Intangible assets, net	475,677	449,813
Other assets	11,936	10,904
Total assets	$849,113	$797,520

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,538	$35,373
Accrued compensation and related liabilities	54,837	62,437
Other accrued expenses and liabilities	62,601	41,759
Income taxes payable	5,447	1,874
Total current liabilities	158,423	141,443

Long-term bank debt	49,810	165,710
Long-term debentures	152,000	—
Other long-term liabilities	31,857	34,288
Total liabilities	392,090	341,441

Minority interest	2,464	3,649

Shareholders’ equity	454,559	452,430
Total liabilities and shareholders’ equity	$849,113	$797,520

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
In thousands	2007	2008

Operating activities:
Net income	$29,026	$29,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,872	12,519
Amortization of intangible assets	5,820	6,274
Other, net	(24,042)	42,179
Net cash provided by operating activities	22,676	90,928

Investing activities:
Acquisitions, net of cash acquired	(22,342)	(7,790)
Purchases of property and equipment, net	(13,172)	(14,680)
Sale of property and equipment	1,864	—
Other, net	—	233
Net cash used in investing activities	(33,650)	(22,237)

Financing activities:
Employee stock purchases and options exercised	5,629	4,030
Purchases of treasury stock	(15,332)	(8,109)
Borrowings on long-term bank debt, net	38,271	109,021
Retirement of debentures	(22,113)	(149,495)
Other, net	(358)	(4,136)
Net cash provided by (used in) financing activities	6,097	(48,689)

Effect of foreign exchange rate changes on cash	3,275	(2,870)
Net increase (decrease) in cash and cash equivalents	(1,602)	17,132
Cash and cash equivalents, beginning of period	33,319	31,717
Cash and cash equivalents, end of period	$31,717	$48,849

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                 Reconciliation of Revenue Growth Components ($ in Millions)

Three Months Ended

Practices	Dec. 31, 2007	Organic	Acquired	Foreign Exchange	Total	Dec. 31, 2008

Commercial/ITO	$89.6	1.8%	—%	—%	1.8%	$91.3

Europe	96.1	9.5	2.1	-11.6	0.0	96.1

State & Local	35.4	-8.7	—	—	-8.7	32.3

Federal	35.0	-12.3	—	—	-12.3	30.7

US ERP (CES)	34.4	-15.1	—	—	-15.1	29.2

	$290.5	-0.7%	0.7%	-3.8%	-3.8%	$279.6

Years Ended

Practices	Dec. 31, 2007	Organic	Acquired	Foreign Exchange	Total	Dec. 31, 2008

Commercial/ITO	$360.9	6.0%	—%	—%	6.0%	$382.5

Europe	319.5	22.0	2.5	6.1	30.6	417.2

State & Local	140.3	1.4	—	—	1.4	142.3

Federal	137.3	-7.2	—	—	-7.2	127.4

US ERP (CES)	124.0	-9.5	8.1	—	-1.4	122.2

	$1,082.0	6.6%	1.7%	1.8%	10.1%	$1,191.6

II.                                     Segment Operating Results Analysis

Operating Results Analysis

($ In millions)

	Three Months Ended				Year Ended
	Dec. 31, 2007		Dec. 31, 2008		Dec. 31, 2007		Dec. 31, 2008
		% of		% of		% of		% of
By Division	Amount	Revenue	Amount	Revenue	Amount	Revenue	Amount	Revenue
Revenue
Commercial/ITO*	$89.6	31%	$91.3	33%	$360.9	33%	$382.5	32%
Europe*	96.1	33	96.1	34	319.5	30	417.2	35
State & Local	35.4	12	32.3	12	140.3	13	142.3	12
Federal	35.0	12	30.7	11	137.3	13	127.4	11
US ERP (CES)	34.4	12	29.2	10	124.0	11	122.2	10
Total	$290.5	100%	$279.6	100%	$1,082.0	100%	$1,191.6	100%

		%		%		%		%
		of Div.		of Div.		of Div.		of Div.
		Revenue		Revenue		Revenue		Revenue
Operating Income
Commercial/ITO*	$7.0	8%	$7.3	8%	$29.0	8%	$35.5	9%
Europe*	6.4	7	6.5	7	19.5	6	30.2	7
State & Local	2.7	8	1.6	5	12.3	9	11.7	8
Federal	2.2	6	1.5	5	11.0	8	8.7	7
US ERP (CES)	2.6	8	(0.6)	(2)	11.4	9	(0.5)	—
Corporate	(6.0)	(2)	(6.4)	(2)	(22.9)	(2)	(25.4)	(2)
EBITA	$14.9	5%	$9.9	4%	$60.3	6%	$60.2	5%
Amort. Expense	(1.6)	(—)	(1.5)	(1)	(5.8)	(1)	(6.3)	(—)
Operating Income	$13.3	5%	$8.4	3%	$54.5	5%	$53.9	5%

*U.S. Commercial includes India’s results and domestic eliminations; Europe includes Eastern Asia & Australia/NZ results.

III.                                 EBITDA Reconciliation to Net Income (000’s omitted)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008

Net Income	$7,147	$5,974	$29,026	$29,956
Income Tax	3,463	527	16,548	14,128
Pre-Tax Income	10,610	6,501	45,574	44,084
Other Expense, net	2,689	1,912	8,946	9,854
Operating Income	13,299	8,413	54,520	53,938
Share Based Comp.	640	902	2,607	3,439
Amortization	1,564	1,451	5,820	6,274
Depreciation	3,136	3,006	11,872	12,519
EBITDA	$18,639	$13,772	$74,819	$76,170

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